Exhibit 10.1

August 1, 2018

Timothy J. Heasley

18 Sandpiper Court

Orchard Park, NY 14127

Dear Tim:

Synacor, Inc. (the “Company”) is pleased to offer you a promotion, effective as of August 1, 2018 (the “Effective Date”), on the following terms:

1.     Position. Your new title will be Chief Financial Officer, and you will continue to report to the Company’s Chief Executive Officer, Himesh Bhise. This is a full-time exempt position with a principal place of employment in Buffalo, NY.

2.     Cash Compensation. Your annual salary will continue to be administered at the rate of $300,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.    Employee Benefits. As agreed upon in your offer letter, signed May 9, 2018, you are eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy. The Company has authorized an additional 1 week (40 hours) of Paid Time Off (PTO) to you, above the standard policy allotment, effective on May 22, 2018, the first day of your employment with the Company. This added week vacation will be awarded each year until you reach your four (4) week tenure PTO allocation.

4.     Equity Compensation. Subject to the approval of the Company’s Board of Directors (the “Board”) or its Compensation Committee, you will be granted an option to purchase 175,000 shares of the Company’s common stock (the “Option”). The exercise price per share of the Option will be determined by the Board or its Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s Amended and Restated 2012 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the Option on May 22, 2019, and the balance of the Option will vest in equal monthly installments over the next 36 months. In addition, (a) if the Company undergoes a Change of Control before your service with the Company terminates and within twelve months after such Change of Control you are subject to an Involuntary Termination, then 100% of the then unvested shares of your Option and, if granted, the Supplemental Option (as defined below) will immediately vest and be exercisable and (b) if you are subject to an Involuntary Termination prior to a Change of Control, then the vested portion of your Option and, if granted, the Supplemental Option shall be determined by adding 12 months to your actual service.

Timothy J. Heasley

August 1, 2018

Provided that you are actively employed by the Company in the role of Chief Financial Officer on February 1, 2019, you will be granted an additional option to purchase 25,000 shares of the Company’s common stock, subject to the approval of the Board or its Compensation Committee, during the next scheduled board meeting following February 1, 2019 (the “Supplemental Option”). You will vest in 25% of the Supplemental Option on May 22, 2019 and the balance will vest in equal monthly installments over the next 36 months.

5.    Bonus. Pursuant to your offer letter, signed May 9, 2018, you will continue to be eligible to receive an annual Company target bonus, equivalent to 50% of your annual base salary earnings. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Board or its Compensation Committee. The bonus for a fiscal year will be paid after the Company’s books for that year have been closed (but in any event within 2 1⁄2 months after the close of that fiscal year) but only if you are employed by the Company at the time of payment. The determinations of the Board or its Compensation Committee with respect to your bonus will be final and binding.

6.    Severance Pay.

(a) General. If you are subject to an Involuntary Termination, you will be entitled to the benefits described in this Section 6. However, this Section 6 will not apply unless you (i) have returned all Company property in your possession, and (ii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in a form which is reasonably acceptable to the Company. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be earlier than 60 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 6.

(b)    Salary Continuation. If you experience an Involuntary Termination, then (i) the Company will continue to pay your base salary for a period of twelve (12) months after your Separation and (ii) if you are eligible for and properly elect to continue group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after your Separation, the Company will pay the monthly premium under COBRA for you and, if applicable, your dependents until the earliest of (x) the end of the period of salary continuation, (y) the expiration of your continuation coverage under COBRA or (z) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment other than self-employment). Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence on the Company’s first payroll that occurs on or following the 61st day after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. Additionally, if you are in active employment with the Company in the role of Chief Financial Officer on February 1, 2019 and

Timothy J. Heasley

August 1, 2018

you are terminated in a termination which constitutes an Involuntary Termination and occurs on any date which is after February 1, 2019 and within 12 months following a Change in Control, then the Company will also pay you an amount equal to your annual target bonus amount for the year in which the termination occurs, payable in substantially equal installments in accordance with the Company’s standard payroll procedures over a twelve-month period.

Notwithstanding the foregoing, if the Company determines in its reasonable discretion that it cannot provide the foregoing subsidy of COBRA coverage without violating or causing the Company to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead will pay you a taxable monthly payment, which shall be grossed up for federal and state income and payroll taxes, in an amount equal to the monthly COBRA premium that you would be required to pay to continue the group health coverage in effect on the date of your Separation for you and your dependents pursuant to the Company’s health insurance plans in which you and your dependents were participants as of the day of your Separation (which amount shall be based on the premium for the first month of COBRA coverage), which monthly payments (hereinafter “COBRA Substitute Payments”) shall be made regardless of whether you elect COBRA continuation coverage, shall commence on the later of (i) the sixty-first (61st) day after your Separation, and (II) the effective date of the Company’s determination of violation of applicable law, and shall end on the earliest of (x) the effective date on which you become covered by a medical, dental or vision insurance plan of a subsequent employer, and (y) the last day of the period of salary continuation. In addition to the taxable COBRA Substitute Payments which the Company will pay to you pursuant to the preceding provisions of this paragraph, the Company shall pay you an additional amount (such additional amount being hereinafter referred to as the “Gross-Up Payment”) equal to the full amount of all Federal, state and local taxes (hereinafter “Taxes”) payable by you in connection with the Company’s payment to you of the taxable monthly COBRA Substitute Payments and the Company’s payment to you of the amount of the Gross Up Payment so that the amount of the Gross-Up Payment retained by you is equal to the full amount of the Taxes payable by you in connection with the Company’s payment to you of the COBRA Substitute Payments and the Gross Up Payment.

(c)    Section 409A. For purposes of Section 409A of the Code, each salary continuation payment under Section 6(b) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 6(b), to the extent that they are subject to Section 409A of the Code, will commence on the earlier of (x) the day after the expiration of the six (6) month period measured from the date of your Separation and (y) the date of your death and (ii) the installments that otherwise would have been paid during the delay period described in clause (i) will be paid in a lump sum when the salary continuation payments commence.

(d) Potential Payment Reduction. Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by you (including, without limitation, any payment or benefit received in connection with a Change in Control or the termination of your employment, whether pursuant to the terms of this Agreement

Timothy J. Heasley

August 1, 2018

or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or in part) to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, agreement, arrangement or program, the Total Payments shall be reduced (but in no event to less than zero) in the following order to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax: (i) cash payments that do not constitute deferred compensation within the meaning of Section 409A of the Code, (ii) acceleration of vesting of equity and equity-based awards and non-cash benefits that do not constitute deferred compensation within the meaning of Section 409A of the Code and (iii) all other cash payments, acceleration of vesting of equity and equity-based awards and non-cash benefits that do constitute deferred compensation within the meaning of Section 409A of the Code (the payments and benefits in clauses (i), (ii) and (iii), together, the “Potential Payments”); provided, however, that the Potential Payments shall only be reduced if (a) the net amount of the Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (b) the net amount of the Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). All determination under this Section 6(d) shall be made by a nationally recognized accounting firm or law firm selected by the Company (the “Tax Advisor”). The Company and you will each provide the Tax Advisor access to and copies of any books, records and documents in the possession of the Company or Employee, as the case may be, reasonably requested by the Tax Advisor, and otherwise cooperate with the Tax Advisor in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 6(d).

7.     Proprietary Information and Inventions Agreement. The Proprietary Information and Inventions Agreement that you executed in connection with your commencement of employment with the Company, a copy of which is attached hereto as Exhibit A, shall continue and the consideration provided for herein is additional consideration for such agreement.

8.    Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

Timothy J. Heasley

August 1, 2018

9.     Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

10.    Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any Dispute.

12.    Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of this Agreement or the Proprietary Information and Inventions Agreement between you and the Company, (c) your material failure to comply with the Company’s material written policies or rules, (d) your conviction of or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, or (e) your gross negligence or willful misconduct.

“Change of Control” means:

(a)

the consummation of any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the Company, or such surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction;

(b)	the sale, transfer or other disposition of all or substantially all of the Company’s assets;

Timothy J. Heasley

August 1, 2018

(c)	a change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

(i)	Had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or

(ii)

Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Paragraph (ii); or

(d)

Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, a transaction will not constitute a Change of Control unless such transaction also constitutes a “change in control event” as defined in Treasury Regulation 1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended.

“Good Reason” means the occurrence of any of the following, without your consent (i) a material diminution in your duties, authority, responsibilities or title or a change in your reporting relationship as a result of which you are no longer reporting to the Company’s Chief Executive Officer, (ii) a reduction in your then current salary or bonus target opportunity percentage, (iii) the Company’s material breach of this Agreement; or (iv) the relocation of your principal place of employment to a location which is more than 50 miles from its current location; provided that (A) you have given written notice to the Company of the facts and circumstances that form the basis for a resignation for Good Reason within 30 days following your knowledge of such facts and circumstances, (B) the Company does not remedy the circumstances constituting Good Reason within 30 business days after receipt of such notice to cure, which cure in the event that it relates to subsection (ii) shall include a retroactive adjustment in compensation, and (C) you resign within 120 days following your knowledge of such facts and circumstances.

Timothy J. Heasley

August 1, 2018

“Involuntary Termination” a Separation either as the result of (a) your Termination Without Cause or (b) your resignation for Good Reason.

“Permanent Disability” means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

* * * * *

Timothy J. Heasley

August 1, 2018

You may indicate your agreement with these terms and accept this promotion by signing and dating both the enclosed duplicate original of this letter agreement. This promotion, if not accepted, will expire at the close of business on August 1, 2018.

Tim, we are very pleased to be presenting you with this promotion! We are confident that your skills, enthusiasm and professionalism will add to Synacor’s success while creating the opportunities and rewards that will help you achieve your professional goals. We look forward to you continuing as a key part of our team.

If you have any questions, please call me at (716) 362-3390.

Very truly yours,

SYNACOR, INC.

/S/ ERIN J. JOHNSON
ERIN J. JOHNSON
VICE PRESIDENT, HUMAN RESOURCES

I have read and accept this promotion:

/s/ Timothy J. Heasley
Signature of Timothy J. Heasley

Dated:	August 1, 2018

Attachment

Exhibit A: Proprietary Information and Inventions Agreement